Exhibit 8.1

August 29, 2005

Clinical Data, Inc.

One Gateway Center, Suite 411

Newton, Massachusetts 02458

Ladies and Gentlemen:

We are acting as counsel to Clinical Data, Inc., a Delaware corporation ("Parent"), in connection with the transaction contemplated by the Agreement and Plan of Merger dated as of June 20, 2005, as amended by the First Amendment to Agreement and Plan of Merger dated as of July 28, 2005 (the "Merger Agreement"), by and among Parent, Safari Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Parent (the "Merger Subsidiary"), and Genaissance Pharmaceuticals, Inc., a Delaware corporation (the "Company"). Capitalized terms used but not defined herein have the respective meanings given to them in the Merger Agreement.

In this capacity, we have participated in the preparation and filing of a registration statement on Form S-4 pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the "Registration Statement"), including the Joint Proxy Statement and Prospectus relating to the Merger Agreement (the "Proxy Statement"). We have examined the Merger Agreement, the Proxy Statement, the representation letters of Parent and the Company, both dated August 29, 2005, which have been delivered to us for purposes of this opinion (the "Officers’ Certificates"), and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed with your consent that (i) the merger of Merger Subsidiary with and into the Company (the "Merger") will be consummated in accordance with the provisions of the Merger Agreement and in the manner contemplated in the Proxy Statement, and none of the terms or conditions contained therein have been or will be modified in any respect relevant to this opinion, (ii) the statements concerning the Merger set forth in the Registration Statement and the other documents referred to herein are and, as of the effective time of the Merger, will be, true, accurate, and complete, (iii) the representations and other statements set forth in each of the Officers’ Certificates are and, as of the effective time of the Merger, will be, true, accurate, and complete, (iv) any representation or other statement in the Officers’ Certificates or the other documents referred to herein made "to the best of the knowledge" or similarly qualified is and, at the effective time of the Merger, will be, in each case, correct without such qualification, (v) no actions have been (or will be) taken that are inconsistent with any representation or other statement contained in the Officers’ Certificates, and (vi) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be, by the effective time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. Other than obtaining the representations set forth in the Officers’ Certificates, we have not independently verified any factual matters in connection with, or apart from, our preparation of this opinion. Accordingly, our opinion does not take into account any matters not set forth herein that might have been disclosed by independent verification. In the course of preparing our opinion, nothing has come to our attention that would lead us to believe that any of the facts, representations or other information on which we have relied in rendering our opinion is incorrect.

Based on the foregoing, and subject to the assumptions, exceptions, limitations, and qualifications set forth herein and in the Registration Statement, it is our opinion that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Merger Agreement. In addition, no opinion is expressed as to any U.S. federal income tax consequence of the Merger or any other transaction contemplated by the Merger Agreement. This opinion expresses our view only as to U.S. federal income tax laws in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that this opinion, if contested, would be sustained by a court. Furthermore, the authorities on which we rely are subject to change either prospectively or retroactively, and any such change, or any variation or difference in the facts from those on which we rely and assume as correct, as set forth above, might affect the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any changes or new developments in U.S. federal income tax laws or the application or interpretation thereof.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement. We also consent to the references to our firm name wherever appearing in the registration Statement with respect to the discussion of the material U.S. federal income tax consequences of the merger. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

This opinion has been rendered at your request, is solely for your benefit in connection with the Merger and may not be relied upon by you in any other manner or by any other person and may not be furnished to any other person without our prior written approval.

Very truly yours,

/s/ MCDERMOTT WILL & EMERY LLP

MCDERMOTT WILL & EMERY LLP